EXHIBIT 99.3
Communication with Lenders
October 25, 2007
Mr. Carlton Faison
JP Morgan Chase Bank N.A., as Administrative Agent
38105 Mound Road, Suite 201
Sterling Heights, MI 48310
Dear Mr. Faison:
This evening we reported our preliminary financial results for the third quarter 2007 showing that we expect a loss for the quarter. With that in mind, I want to address this situation with you and explain what it means to Asset Acceptance.
We forecasted earlier that some of the portfolios of charged-off consumer debt we purchased during the past several years would perform better than they have. Beginning with the fourth quarter 2005, we have at various times recognized large “impairments”, which reduced revenues and earnings, as we revised downward our estimates of future collections on these portfolios.
To address this issue, we recently conducted a review of projected future collections on the portfolios we have purchased. This review led to our decision to revise downward our collection forecasts on some of the portfolios we acquired over the last several years. This resulted in a significant impairment charge and reduction in our revenues and earnings for the third quarter. While the action we have taken has had a negative effect on earnings for the third quarter 2007, we believe this action will provide the benefit over the longer term of reducing the likelihood of significant ongoing impairments.
Third quarter performance was also negatively impacted by increased collection costs, mainly due to our ongoing efforts to expand and accelerate Asset Acceptance’s legal collections strategy. Here too, we believe the negative impact on third quarter earnings will ultimately translate into a longer term benefit. Our legal collections strategy is intended to increase the number of suits initiated on accounts in the higher value portfolios we acquire, while also shortening the time between when an account is directed from Collections to Legal Collections. While this strategy increases legal expenses as a percentage of our collections in the short term, we expect it to increase cash collections over the long term as we collect on the legal accounts.
Despite these financial headwinds, our business remains quite healthy. We are operationally sound as collections have increased compared to year-ago periods, purchasing remains on a good pace and productivity continues to improve. Asset Acceptance continues to be well positioned for future success. Additionally, industry fundamentals are improving, particularly the supply of consumer debt for sale.
Through this action we believe we will put significant impairments behind us and regain the confidence of the investment community through continued execution of our business model and results driven performance. Equipped with a well thought out long-term growth strategy for our Company, we are encouraged by our opportunities for improved performance going forward.
We believe we will be in compliance with all covenants in the Credit Agreement dated June 5, 2007 as of September 30, 2007. Attached is the press release announcing preliminary earnings for the third quarter of 2007. Do not hesitate to contact me if you have any questions.
Sincerely,
Mark A. Redman
Chief Financial Officer